Prudential                  The Prudential Insurance Company of America
         ----------                  Corporate Office
                                     Newark, New Jersey

================================================================================


Annuitant(s)                                                Contract Number

Annuity Date                                                Contract Date

Agency


================================================================================


We will make monthly annuity payments starting on the Annuity Date we show in the window of this page. We make this promise subject to all the provisions of this contract.

Please read this contract with care. A guide to its contents is on the last page before the back cover. A summary is on page 5. If there is ever a question about it, or if there is a claim, just see one of our representatives or get in touch with one of our offices.

Benefits and values under this contract may be on a variable basis. Amounts directed into one or more of the variable subaccounts will reflect the investment experience of those subaccounts. They are subject to change both up and down and are not guaranteed as to dollar amount except as provided under the Death of Annuitant and Payout Provisions sections.

Right to Cancel Contract.-- Not later than ten days after you get this contract, you may return it to us. All you have to do is take it or mail it to one of our offices or to the agent who sold it to you. We will cancel the contract and promptly give you its net asset value, less the net asset value of any amount we add to the contract fund (see page 8) determined as of the date you return it, without redemption charge.

The provisions on this and the following pages of this contract comprise the entire contract. The contract was signed for Prudential on the contract date, which is the date of issue.



Signed for Prudential.


               /s/ ISABELLE L. KIRCHNER                  /s/ [ILLEGIBLE]
                     Secretary                              President




Variable Annuity Contract with Flexible Purchase Payments--Monthly annuity payments starting on Annuity Date. Payment as stated upon death before Annuity Date. Purchase payments payable during lifetime(s) of annuitant(s) until Annuity Date. Cash values reflect investment results.



VIP--86 - Y